Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	AUSTIN DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK RIYADH WASHINGTON
April 23, 2007
Mariner Energy, Inc.
One Briar Lake Plaza, Suite 2000
2000 West Sam Houston Parkway South
Houston, Texas 77042
Ladies and Gentlemen:
     As set forth in the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by Mariner Energy, Inc., a Delaware corporation (the “Company”), and the additional registrants listed on the facing page of the Registration Statement (the “Guarantors”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of the offering and issuance of the Company’s senior notes due 2017 (the “Notes”) guaranteed by the Guarantors (the “Guarantees,” and together with the Notes, the “Securities”), certain legal matters in connection with the Notes and the related Guarantees are being passed upon for you by us. The Securities may be issued and sold or delivered as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”), prospectuses supplementing the Prospectus or prospectuses which provide information supplementing the Prospectus, in each case filed pursuant to Rule 424(b) under the Act (the “Prospectus Supplements”) and periodic or current reports filed by the Company and incorporated by reference in the Registration Statement, the Prospectus and any Prospectus Supplement. The Notes and the related Guarantees are to be issued under an Indenture (the “Indenture”) to be entered into among the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”), substantially in the form set forth as an exhibit to the Registration Statement. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.
     In our capacity as your counsel in the connection referred to above and as a basis for the opinions hereinafter expressed, we have examined (i) the Registration Statement, (ii) the form of Indenture filed as an exhibit to the Registration Statement, (iii) the Company’s certificate of incorporation and bylaws, each as amended to date, (iv) as applicable, the certificate of incorporation, certificate of limited partnership or certificate of formation and the bylaws, limited partnership agreement or limited liability company agreement of each of the Guarantors, each as amended to date, (v) originals, or copies certified or otherwise identified, of corporate, partnership or limited liability company records of the Company and the Guarantors, including minute books of the Company and the Guarantors, as furnished to us by the Company and the Guarantors, (vi) certificates of public officials and of representatives of the Company and the Guarantors, (vii) statutes and (viii) other instruments and documents. We have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted to us as certified or photostatic copies conform to the originals thereof.

     In connection with this opinion, we have also assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become automatically effective upon filing; (ii) the Board of Directors of the Company and of each Guarantor (or the general partner, manager or sole member of a Guarantor, as the case may be) or, to the extent permitted by the charters, bylaws or other organizational documents and the corporation, limited partnership or limited liability company laws of the jurisdiction of incorporation or organization of the Company or a Guarantor, a duly constituted and acting committee thereof (such Board of Directors, general partner, manager, sole member or committee being hereinafter referred to as the “Board”) will have taken all necessary action (corporate and other organizational) to authorize the issuance of the applicable Securities and to authorize the terms of the offering and sale of such Securities and related matters; (iii) all Securities will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus, Prospectus Supplement or post-effective amendment to the Registration Statement; (iv) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company, the Guarantors and the other parties thereto; (v) an indenture substantially in the form of the Indenture will have been duly executed and delivered by the Company, the Guarantors and the Trustee; (vi) in the case of the Company and each Guarantor, the applicable Board will have taken all necessary corporate action to approve the issuance and terms of the Notes or Guarantee, as applicable, in accordance with the terms of the Indenture under which such Notes or Guarantee, as applicable, will be issued; (vii) the Indenture under which such Securities will be issued will have become qualified under the Trust Indenture Act of 1939, as amended; and (viii) securities complying with the terms of the Indenture under which such Notes will be issued will have been duly executed, authenticated, issued and delivered in accordance with the provisions of such Indenture.
     On the basis of the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that:
     1. The Notes, when issued, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law), to public policy, to applicable law relating to indemnification and contribution and to an implied covenant of good faith and fair dealing.
     2. Each Guarantee of a Guarantor, when issued, will constitute the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law), to public policy, to applicable law relating to indemnification and contribution and to an implied covenant of good faith and fair dealing.

     The opinions set forth above are limited in all respects to matters of the general contract law of the State of New York and applicable federal law, in each case as in effect on the date hereof. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,

/s/ Baker Botts L.L.P.